THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the names of the following class of common stock of the Corporation as set forth below:

Old Designation	New Designation
Class BBBBBBBB F/m US Treasury 3 Month Bill ETF	Class BBBBBBBB F/m US Treasury 3 Month Bill Fund - ETF Class Shares

SECOND: The foregoing amendment to the Charter was approved by the vote of a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, The RBB Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Chief Financial Officer and Secretary on the 4th day of February, 2026.

ATTEST:	THE RBB FUND, INC.

/s/ James G. Shaw	/s/ Steven Plump
James G. Shaw	Steven Plump
Chief Financial Officer and Secretary	President